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                                                                    Exhibit 99.1

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]


The Board of Directors
Pegasus Communications Corporation
c/o Pegasus Communications Management Company
225 City Line Avenue, Suite 200
Bala Cynwyd, Pennsylvania 19004

Members of the Board:

        CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion of CIBC World Markets dated January 10, 2000 (the "Opinion") as Annex VI to, and to the reference thereto under the captions "SUMMARY -- Opinion of CIBC World Markets Corp." and "PROPOSAL 1: APPROVAL OF MERGER -- Opinion of CIBC World Markets" in, the Proxy Statement/Prospectus of Pegasus Communications Corporation ("Pegasus") relating to the proposed merger transaction involving Pegasus and Golden Sky Holdings, Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                     By:  /s/ CIBC World Markets Corp.
                                          --------------------------------------
                                          CIBC WORLD MARKETS CORP.


New York, New York
February 25, 2000